Exhibit 5.1


                                  July 24, 2003

LifeCell  Corporation
One  Millennium  Way
Branchburg,  NJ  08876


     Re:     REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

     We have served as special counsel in connection with the preparation of your Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), representing the offering and issuance to certain persons under the LifeCell Corporation Year 2000 Stock Option Plan, as amended (the "Plan"), of an aggregate of an additional 2,000,000 shares of your Common Stock, $.001 par value per share (the "Common Stock").

     We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

     Upon the basis of such examination, we advise you that, in our opinion, the shares of Common Stock issuable under the Plan will be, when sold, paid for and issued as contemplated by the terms of the Plan, duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,


                                          LOWENSTEIN SANDLER PC